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Consent of Independent Auditors


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of U.S. Office Products Company of our report dated July 28, 1995 relating to the consolidated financial statements of Wang New Zealand Limited for the year ended 30 June 1995 which appear in the Current Report on Form 8-K, dated 16 July 1996 of U.S. Office Products Company.


/S/ERNST & YOUNG

Auckland, New Zealand
31 March 1997